Exhibit 10.1

July 24, 2020

Paul Chawla

c/o Sensata Technologies, Inc.

529 Pleasant Street

Attleboro, MA 02703

RE: SEPARATION and RELEASE OF CLAIMS AGREEMENT BETWEEN PAUL CHAWLA AND SENSATA TECHNOLOGIES, INC.

Dear Paul:

This letter agreement is a Separation and Release of Claims Agreement (“Separation and Release Agreement” or “Agreement”) between you (“Employee”) and Sensata Technologies, Inc., a Delaware corporation (“Sensata” or the “Company”), which amends your Amended and Restated Employment Agreement, dated as of August 1, 2019 (the “Employment Agreement”). Employee and the Company shall each be referred to herein as a “Party” and collectively herein as the “Parties”.

In consideration of the mutual covenants contained in this Separation and Release Agreement, the Separation Payment to Employee, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Employee and the Company hereby agree as follows:

1.                Defined Terms. Capitalized terms not otherwise defined in this Agreement shall have the meaning assigned to them in the Employment Agreement.

2.                Position and Duties. Section 2(a) of Employee’s Employment Agreement is hereby deleted in its entirety and replaced with the following: “Paul Chawla shall serve as Executive Vice President for the Company’s Performance Sensing, Auto business until August 15, 2020. Commencing on August 16, 2020, Paul Chawla shall serve as an Advisor to the Company and shall have such duties and responsibilities as requested or directed by the Company’s Chief Executive Officer (the “CEO”), President, or Executive Vice President, Performance Sensing, Auto.”

3.               Compensation and Benefits. During the Employment Period, Employee shall continue to be eligible to receive his Base Salary and participate in the Company’s employee benefit programs described in Paragraph 3 of the Employment Agreement to the extent it is consistent with the terms and conditions of this Agreement and the Company’s policies (which shall control).

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4.                Employment Period and Separation from the Company

a.                Paragraphs 4(a) and 4(b) of the Employment Agreement are hereby deleted in their entirety and replaced with the following: “The Employment Period shall end on the “Employment End Date” which shall be the earlier of: (i) December 15, 2020 (“Planned Employment End Date”) or ii) the Early Employment End Date. The “Early Employment End Date” shall mean any termination of the Employment Period prior to the Planned Employment End Date due to any one of the following events: (a) Employee’s resignation (with or without Good Reason); (b) Employee’s death or Disability; (c) the Company’s termination of Employee’s employment for Cause: or (d) the Company’s termination of Employee’s employment as a result of the CEO’s determination, in the CEO’s sole but reasonable discretion, that Employee is no longer positively collaborating or contributing to the success of the Company’s business. Employee agrees that if he obtains new employment during the Employment Period, he will notify the Company by promptly submitting his written resignation to the CEO.

b.                Employee understands and agrees that during the period that he serves as an Advisor to the Company, Employee shall remain subject to all Company policies, procedures and practices.

c.                Employee’s last day of work will be on the Employment End Date. Employee will receive Employee’s final paycheck, which will reflect final wages less customary withholdings. Employee acknowledges that, as of the Employment End Date, Employee’s salary will cease, and any entitlement Employee may have under a Company provided benefit plan, program, contract or practice will terminate, except as otherwise: (i) required by applicable law; (ii) expressly stated in this Agreement; or (iii) expressly provided under the Sensata, Inc. 2010 Stock Incentive Plan.

5.                Separation Payment

a.                In exchange for Employee’s timely execution and non-revocation of this Agreement, including the Releases contained in Section (6) of this Agreement, and Employee’s continued compliance with the terms of the Employment Agreement and this Agreement, and conditioned upon Employee not being terminated by the Company for Cause, the Company agrees to pay Employee the following amounts, which shall be collectively referred to herein as the “Separation Payment”:

(i)                        payment of Employee’s Base Salary, less all lawful and customary withholdings and authorized Employee deductions, through the Employment End Date, such Base Salary to be paid in semi-monthly payments on the Company’s regular payroll dates;

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(ii)                       a lump sum payment equal to Employee’s annual Base Salary in the amount of Five Hundred and Twenty Thousand Dollars (US$520,000.00), less all lawful and customary withholdings and authorized Employee deductions;

(iii)                      a lump sum payment in the amount of Eighty-Eight Thousand, One Hundred and Twenty-Five Dollars (US$88,125.00), which sum equals the average of the Annual Bonus amounts paid to Employee in respect of calendar years 2018 and 2019, less all lawful and customary withholdings and authorized Employee deductions;

(iv)                     a lump sum payment in the amount of Six Hundred Thousand Dollars (US$600,000.00) for relocation of Employee and his family back to Europe and other related expenses, less all lawful and customary withholdings and authorized Employee deductions; and

(v)                       a lump sum payment in the amount of Fifty Thousand Dollars (US$50,000.00) to assist Employee with respect to financial advisor and tax services, less all lawful and customary withholding and authorized Employee deductions.

b.               The Separation Payment shall be made within thirty (30) days following the Employment End Date.

6.                Release of Claims

a.               Employee (for himself, his heirs, assigns or executors) releases and forever discharges the Company, any of its Affiliates, and its and their directors, officers, agents and employees (collectively, the “Released Parties”) from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees, liabilities of whatever kind or nature in law or equity, by statute or otherwise whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist, of any kind (“Claims”), which relate in any way to (i) Employee’s employment with the Company or the termination of that employment, (ii) Employee’s employment with any Affiliate of the Company or the termination of that employment (including, without limitation, Sensata Technologies Germany GmbH), (iii) Employee’s rights under the employee benefit plans of the Company, and (iv) Employee’s rights to accrued, unused vacation time in the payroll system.

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b.               Such released Claims include any and all claims, obligations, or causes of actions, of whatever kind, arising out of or in any way connected with any acts, omissions, practices, or policies that were or could have been asserted in connection with a civil action or administrative action under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq. as amended; the Civil Rights Act of 1991, 42 U.S.C. §§1981-1988; the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq.; the Older Workers Benefits Protection Act of 1990; the Vocational Rehabilitation Act of 1973, 29 U.S.C. § 793 et seq.; the Family Medical Leave Act, 29 U.S.C. §2601 et seq.; the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; 42 U.S.C. §§ 1981-1988; the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.; the Immigration Reform and Control Act of 1986, 8 U.S.C. § 1324a, et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.; the Sarbanes-Oxley Act of 2002 (including the “whistleblower” provisions, 18 U.S.C. § 1514A, et seq.); the National Labor Relations Act, 29 U.S.C. §151 et seq.; the Equal Pay Act of 1963; the Consolidated Omnibus Budget Reconciliation Act of 1985, I.R.C. § 4980B; the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq.; the Genetic Information Nondiscrimination Act of 2008; the Fair Labor Standards Act, 29 U.S.C. §201 et seq.; the Employee Polygraph Protection Act of 1988; the Lily Ledbetter Fair Pay Act of 2009; the Pregnancy Discrimination Act of 1978; the Uniformed Services Employment and Reemployment Rights Act of 1994; Massachusetts Law Against Discrimination, G.L. c.151B; Massachusetts Workers’ Compensation Act, G.L. c. 152 §75B; Massachusetts Civil Rights Act, G.L. c.12, §11; Massachusetts Equal Rights Act, G.L. c. 93; Massachusetts Small Necessities Act, G.L. c. 149 §52D; Massachusetts Privacy Statute, G.L. c. 214, §1B; Massachusetts Equal Pay Act, G.L. c. 149 §105A-C; Massachusetts Age Discrimination Law, G.L. c. 149 §24 A et seq.; Massachusetts Maternity Leave Act, G.L. c. 149, § 105D; Massachusetts Sexual Harassment Statute, G.L. c. 214, §1C; Massachusetts Wage and Hour Laws, G.L. c. 151§1A et seq.; Massachusetts Wage Payment Statutes, G.L. c. 149, §§ 148, 148A, 148B, 149, 150, 150A-150C, 151, 152, 152A, et seq.; any other Massachusetts statute, law, rule, or regulation relating to labor and employment, including but not limited to, any claim for unpaid wages and/or penalties or any amendments to any of the foregoing; any other federal, state, and/or local civil rights law and/or whistleblower law; any other federal, state, and/or local statute, law, constitution, ordinance, rule, regulation, or order, or common law, in any way resulting from your employment with or separation from employment from the Company.

c.                Nothing herein prohibits Employee from challenging the validity of this Agreement under the federal age or other discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of age or other employment- related discrimination with the Equal Employment Opportunity Commission (the “EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. However, the release in this Section 6 does prohibit Employee from seeking or receiving monetary damages or other individual-specific relief in connection with any such charge or complaint of age or other employment-related discrimination with the EEOC or applicable state agency. Further, nothing in this Agreement limits the Company’s right to seek immediate dismissal of such charge or complaint on the basis that Employee’s signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or the Company’s right to seek restitution of the economic benefits provided to Employee under this Agreement (or other legal remedies) if Employee successfully challenges the validity of this Release and prevails in any claim under the Federal Discrimination Laws.

d.               Nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or regulatory authority (including but not limited to the Securities and Exchange Commission, U.S. Department of Labor, U.S. Department of Justice and/or the National Labor Relations Board), or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. However, Employee understands and agrees that he is waiving the right to any monetary recovery in connection with any complaint or charge that he may file with an administrative agency, except with respect to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002.

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e.                In signing this Agreement, Employee acknowledges that he intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Employee expressly consents that this Settlement and Release Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Employee acknowledges and agrees that the releases contained herein are an essential and material term of this Agreement and without such releases the Company would not have agreed to the Separation Payment provided for in this Agreement. Employee further agrees that in the event he brings his own Claim in which he seeks damages against the Company, or in the event Employee seeks to recover damages against the Company in any Claim brought by a governmental agency on his behalf, this Release shall serve as a complete defense to such Claims.

f.                 Employee acknowledges that he is receiving this Agreement on July 24, 2020, and he shall have twenty-one (21) days from receipt of the Agreement to consider and sign it (“Acceptance Period”). Employee also acknowledges that any changes or modifications to this Agreement do not restart or otherwise extend the Acceptance Period, unless such changes are material. Employee shall have seven (7) calendar days following execution of the Agreement to revoke the Agreement (“Revocation Period”) by giving written notice of such revocation to the Company’s Chief Legal Officer, via e-mail, and such notice must be received by the Company no later than the seventh (7th) calendar day following Employee’s execution of this Agreement (if such day is a Saturday or Sunday, or a legal holiday then such notice must be received on the first day thereafter that is not a Saturday, Sunday, or legal holiday). Employee further acknowledges that if he does not sign this Agreement within the Acceptance Period, or, alternatively, if he signs this Agreement within the Acceptance Period but subsequently revokes the Agreement during the Revocation Period by giving timely notice (as described above) of such revocation, then Employee forfeits any and all rights to the Separation Payment under this Agreement. Provided that this Agreement is executed during the Acceptance Period, and Employee does not revoke the Agreement during the Revocation Period, the eighth (8th) day following the date on which this Agreement is executed and delivered to the Company shall be its effective date (the “Effective Date”). In the event that Employee fails to execute and deliver this Agreement prior to the expiration of the Acceptance Period, or if Employee otherwise revokes this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligations hereunder.

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7.                Compliance With Older Workers’ Benefit Protection Act. Employee and the Company desire and intend that this Agreement comply with the terms of the Older Workers’ Benefit Protection Act. Accordingly, Employee acknowledges that he has been advised of the following rights:

a.                Employee understands that federal and state laws, including the Age Discrimination in Employment Act, prohibit employment discrimination based upon age, sex, race, color, national origin, ethnicity, or disability. Employee further understands and agrees that, by signing this Agreement, he agrees to waive any and all such claims, and releases the Released Parties from any and all such claims.

b.                EMPLOYEE AGREES THAT THIS RELEASE IS GIVEN KNOWINGLY AND VOLUNTARILY AND ACKNOWLEDGE THAT:

(i)                        THIS AGREEMENT IS WRITTEN IN A MANNER UNDERSTOOD BY EMPLOYEE;

(ii)                       THIS RELEASE REFERS TO RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED;

(iii)                     EMPLOYEE HAS NOT WAIVED ANY RIGHTS ARISING AFTER THE DATE OF THIS AGREEMENT;

(iv)                     EMPLOYEE HAS RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR THE RELEASES OTHER THAN AMOUNTS EMPLOYEE IS OTHERWISE ALREADY ENTITLED TO RECEIVE;

(v)                        EMPLOYEE HAS TWENTY-ONE (21) DAYS AFTER RECEIVING THIS AGREEMENT TO CONSIDER WHETHER TO SIGN IT;

(vi)                      IN THE EVENT THAT EMPLOYEE SIGNS THE AGREEMENT, HE HAS ANOTHER SEVEN (7) DAYS TO REVOKE IT BY DELIVERING NOTICE AS SET FORTH IN SECTION 6(f).

(vii)                     NEITHER THE COMPANY NOR ITS AGENTS OR ATTORNEYS HAS MADE ANY REPRESENTATIONS OR PROMISES TO THE TERMS OR EFFECTS OF THIS AGREEMENT OTHER THAN THOSE CONTAINED HERE; AND

(viii)                    EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.

8.                Incorporation of Employment Agreement. All terms and provisions of Employee’s Employment Agreement are hereby incorporated by reference with the same force and effect as though fully set forth herein; provided, however, that if any term or provision set forth in this Agreement is inconsistent with any term or provision in the Employment Agreement, the terms and provisions in this Agreement shall prevail.

9.                Employee Acknowledgements, Representations, and Obligations.

a.                Employee agrees that the Company and its employees or agents have made no representations regarding consequences of any amounts received pursuant to this Agreement and that Employee is not relying upon the Company’s employee’s or agents in any way regarding the tax consequences of entering into this Agreement. Employee shall be solely responsible for payment of all personal tax liability due on all payments made, and benefits provided, under this Agreement, including federal, state and local taxes, interest and penalties, if applicable, which are or may become due.

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b.               Employee represents that Employee has received all compensation, wages, bonuses, commissions, and benefits to which Employee may be entitled at the time this Agreement is executed.

c.                Employee represents that Employee has no known workplace injuries or occupational diseases.

d.               Employee further agrees that Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. Both parties acknowledge that this Agreement does not limit either Party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

e.                Employee hereby resigns, as of August 15, 2020 from any positions that Employee may hold as an officer or director of the Company and its subsidiaries and affiliates. Employee agrees to sign such additional letters of resignation as the Company may request.

10.             No Legal Actions. Employee represents that he has not filed any claim, charge, or lawsuit against any of the Released Parties relating to his employment with the Company or termination thereof.

11.             No Admission of Liability. The Parties execute this Agreement to put to rest all issues and disagreements that may exist between them regarding Employee’s employment with the Company or the termination thereof. This Agreement, however, should in no way be construed as an admission of liability or wrongdoing by the Company or any of the Released Parties, or as an admission of liability or wrongdoing by Employee, or that either Party has any rights whatsoever against the other, except as specifically provided herein. Each Party specifically disclaims any liability to or wrongful acts against the other.

12.            Return of Company Property and Protection of Proprietary Information and Intellectual Property. Employee confirms that, prior to the Employment End Date, he will return to the Company, and not make or keep copies of, any Company-owned or Company-issued property, including, without limitation, all documents, data, information, files, reports, emails, spreadsheets, projections, studies, business plans, or any other material, whether in paper, electronic, or other form, belonging to or issued by the Company, or which were received or used by Employee during his employment with the Company. Employee further agrees that following the termination of his employment with the Company, he will refrain from disclosing to any third party or using any of the Company’s confidential business information or intellectual property in accordance with Employee’s agreements with the Company, statutes protecting trade secrets and/or common law.

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13.             Recapture of Payment. Notwithstanding any other provision of this Agreement, if Employee breaches any of his obligations hereunder or under the Employment Agreement, then Company may cease further payments pursuant to this Agreement without affecting the validity of the Employee’s release of claims and may seek damages from Employee including but not limited to amounts provided to Employee under this Agreement.

14.             Binding on Parties and Representatives. As of the Effective Date, this Agreement shall be binding upon Employee, his heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Company and to the other Released Parties, and to their respective administrators, representatives, executors, successors, and assigns.

15.             No Other Agreement. This Agreement, including the Employment Agreement, which is incorporated herein (to the extent it is not inconsistent with this Agreement), contains the entire agreement between Employee and the Company with respect to the subject matter herein. No part of this Agreement may be changed except in a writing, executed by both Employee and the Company.

16.             Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement.

17.             Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

Remainder of Page Intentionally Left Blank

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Please indicate your agreement and acceptance of the terms and conditions set forth in this Agreement by signing below and returning it to us on or before August 14, 2020.

Very truly yours,

Sensata Technologies, Inc.

By:	/s/ Jeff Cote
Jeff Cote
Chief Executive Officer & President

AGREED TO AND ACCEPTED BY:

/s/ Paul Chawla
Paul Chawla

July 31, 2020
Date Signed

Effective Date

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